Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Reference is hereby made to the following: (i) that certain employment agreement by and between Vertical Branding, Inc. f/k/a MFC Development Corp. (hereinafter “VBI,” or the “Company”) and Alan H. Gerson (hereinafter “Executive” and/or “AG”) dated as of July 15, 2006 (the “Employment Agreement”); (ii) that certain Amendment 1 to Gerson Employment Agreement by and between Executive and the Company and dated July 10, 2007 (”Amendment 1”); (iii) that certain stock option agreement by and between Executive and the Company with a Grant Date of July 27, 2006, memorializing Executive’s option to purchase up to one (1) million shares of Company common stock on the terms and conditions stated therein (the “July 2006 Option”); (iv) that certain stock option agreement by and between Executive and the Company with a Grant Date of March 16, 2007, memorializing Executive’s option to purchase up to two hundred thousand shares of Company common stock on the terms and conditions stated therein (the “March 2007 Option”); and (iv) that certain performance stock award agreement by and between Executive and the Company with a grant date of July 10, 2007, memorializing the issuance to Executive of 444,000 shares of restricted Company common stock on the terms and conditions stated therein (the “July 2007 PSA”).

WHEREAS, the Executive and the Company have mutually agreed that Executive will resign his position with the Company as President and Chief Operating Officer, and shall resign as a director of the Company, to be effective according to the terms of this Agreement on March 15, 2008 (“Termination Date”);

WHEREAS, Executive and the Company wish to memorialize in this Separation Agreement and Release (the “Agreement”) various understandings concerning Executive’s separation from the Company.

In consideration of the foregoing and of the mutual promises, covenants and understandings hereinafter set forth, Executive and the Company hereby agree as follows:

1.

SEPARATION:  Effective on the Termination Date, Executive’s employment with the Company shall terminate and Executive hereby resigns as an officer and director of the Company and any and all subsidiaries of the Company.  The Company acknowledges that this is a mutual termination and that Executive has not been terminated by the Company for “Justifiable Cause” as defined under the Employment Agreement. Executive acknowledges receipt of $16,968.10 representing payment in full of (i) Executive’s salary and accrued vacation through the Termination Date, less applicable payroll withholding and deductions, and (ii) reimbursement of all business expenses incurred by Executive through the Termination Date and eligible for reimbursement pursuant to Company policies applicable to same.

2.

SEPARATION PAYMENTS AND OTHER CONSIDERATION:  In consideration for this Agreement, Executive shall receive the following:

a.

Semi-Monthly Payments:  Executive will receive semi-monthly payments in the amount of $11,458.33, less applicable payroll withholding and deductions, on the first (1st) and sixteenth (16th) day of each calendar month after the Termination Date, with first such payment being made on April 1, 2008, and the last payment to be made on October 16, 2008, with the gross amount of such payments totaling $160,416.62.  Such payments shall be made by wire transfer on the day they are due and payable hereunder, or, alternatively, by direct deposit on such dates, to the checking account of Executive at Bank of America, which bank account information has been provided to Company for the direct deposit of semi-monthly paychecks during the term of Executive’s employment by the Company.

b.

Additional Cash Payments:  Executive currently receives $1,600 per month in additional compensation in lieu of participation in Company-provided health benefits, as well as $1,000 per month in non-accountable automobile allowance.  Beginning April 1, 2008, and on the first of the month for each of the six (6) calendar months thereafter, up to and including October 1, 2008, Executive shall continue to be paid $2,600 in cash (for a total additional payment of $18,200.00), less applicable payroll withholding and deductions, if any.  Such payments shall be made by Wire Transfer on each day they are due and payable hereunder, or, alternatively, by direct deposit on such dates, to the checking account of Executive at Bank of America, which bank account information has been provided to Company for the direct deposit of semi-monthly paychecks during the Term of Executive’s employment by the Company.

c.

The processing of the payments to be made pursuant to Paragraphs 2(a) and 2(b) through VBI’s payroll provider will not affect the fact that the Executive’s employment with VBI terminates on the Termination Date and shall not be construed nor asserted by Executive to be a continuation of employment.  In the event of a failure by VBI to make any payment required pursuant to Paragraphs 2(a) and 2(b) above, VBI will be given ten (10) days written notice to cure pursuant to the notice provisions set forth below and if VBI does not cure within the ten (10) day period, all payments to AG shall be accelerated and AG’s reasonable attorneys’ fees to collect the monies due shall be paid by VBI.  In the event that VBI does not make timely payments on two (2) occasions which require notice to cure (but timely cures such failures) and if, thereafter, VBI fails to make timely payment on a third occasion, then all remaining payments due by VBI to AG shall immediately become due and owing and payable to AG immediately without the obligation for AG to provide the ten (10) day notice to cure.  In such event VBI will also be responsible to pay AG’s reasonable attorneys’ fees to collect the monies due to AG from VBI.

d.

Stock Options:  As of the Termination Date, the right to purchase 706,666 shares of Company common stock underlying the July 2006 Option, and 61,111 shares underlying the March 2007 Option, will have vested.  On the Termination Date, vesting of the July 2006 Option and March 2007 Option shall accelerate, and the same shall be amended, such that (i) the right to purchase an additional 250,000 shares underlying the July 2006 Option shall vest, (ii) the right to purchase an additional 5,555 shares underlying the March 2007 Option shall vest, and (iii) the vested (both the already vested and the accelerated vested) portions of the July 2006 and March 2007 Options shall be and remain fully  exercisable until, and shall have a termination date of, July 26, 2011.  The July 2006 and March 2007 Options shall otherwise remain unchanged and in full force and effect.

e.

July 2007 PSA:  As of the Termination Date, none of the shares constituting the PSA will have become unrestricted, or vested.  On the Termination Date, the PSA Shares (as defined in the July 2007 PSA) shall be forfeited and cancelled in accordance with the terms of the July 2007 PSA.

f.

No Other Compensation or Benefits:  Except as provided in this Agreement, Executive shall not be entitled to receive any other compensation or benefits of any sort from the Company, its affiliates, or their officers, directors, employees, shareholders, or subsidiaries for salary, vacation, bonuses, expenses, stock, stock options, health care continuation coverage or any other compensation or benefits.

g.

Release:  Except as specifically excluded below, the Company, on behalf of itself and its officers, directors and subsidiaries, hereby release Executive from all liabilities, causes of action, charges, complaints, suits, claims, losses, damages, injuries, and expenses which Company has or had or may claim to have arising from or related to Executive’s employment with the Company or service as an officer or director of the Company.  Nothing contained herein shall be deemed a release of any rights, claim or relief based on (i) this Agreement or breach by the Executive of the obligations created or contemplated thereby, (ii) breach of Executive's duty of loyalty to the Company or its stockholders, or (iii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, to the extent, in the case of (ii) or (iii) above, such claim is based on facts or circumstances currently unknown to the Company.  The Company, on behalf of itself and its officers, directors and subsidiaries, represent that they are not presently aware of facts or circumstances giving rise to a claim for breach of Executive’s duty of loyalty to the Company or its shareholders or of any acts or omissions by the Executive not in good faith or which involve intentional misconduct or a knowing violation of law.

h.

Released Actions .  The Company represents that neither it nor its officers, directors or subsidiaries have filed any complaints or charges or lawsuits against Executive with any governmental agency or any court, and have not assigned any cause of action to any third party and that the Company and its directors, officers and subsidiaries will not file any lawsuits against Executive or his heirs or successors for claims released pursuant to this Agreement at any time hereafter.

3.

EXECUTIVE’S OBLIGATIONS, COVENANTS AND AGREEMENTS:

a.

Release:  Except as specifically excluded below, Executive (on behalf of himself and all of Executive’s heirs, assigns, legal representatives, successors in interest, or any person claiming through Executive) hereby releases the Company, and each of its divisions, subsidiaries, and parents, as well as their current and former employees, officers, directors,  successors, heirs, and predecessors in interest (collectively “Released Parties”) from all liabilities, causes of action, charges, complaints, suits, claims, losses, damages, injuries and expenses which Executive has or had or may claim to have arising from or related to Executive’s employment with the Company or service as an officer or director of the Company.  All matters released by Executive will be collectively referred to as "Released Actions."  Nothing contained herein shall be deemed a release of, and “Released Actions” shall not include, any rights, claim or relief based on or relating to (i) this Agreement (including, without limitation, any payment rights hereunder), the July 2006 and March 2007 Options (including, without limitation, vesting and/or post-termination exerciseability rights as modified by this Agreement), or breach by the Company of the obligations created or contemplated thereby, (ii) any claim-over or cross-claim that Executive may have if the Company and/or the Executive are sued by third parties or by shareholders for actions that do not relate directly to the Executive’s employment with the Company, (iii) the Company’s bylaws, certificate of incorporation, applicable law or any applicable insurance policy with respect to director and officer indemnification, advancement of legal fees and other costs, (iv) vested benefits under any pension plan or 401k Plan, or to roll over those monies into an Individual Retirement Account, and (v) any other rights or claims which cannot be released by private agreement. Executive acknowledges and warrants that he does not currently suffer from any work-related injuries, is fully recovered from any previous work-related injuries Executive may have sustained during his employment, has been properly provided any leave of absence because of Executive’s or a family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for, or taking, such leave.

b.

Knowing and Voluntary Discrimination and Labor Code Release:  Executive specifically intends to include, as a Released Action, any claims related to race, color, ancestry, national origin, sex, pregnancy, disability, medical condition, religion, age, sexual orientation or marital status discrimination in employment under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans with Disabilities Act, or any other law, regulation or ordinance that may have arisen before the effective date of this Agreement, that he may personally have, claim or assert against Company, including but not limited to those arising from Executive’s employment at VBI.

c.

Indemnity, Pension and 401k Benefits and Other Exceptions:  Notwithstanding any other provision of this paragraph or of this Agreement, Executive shall continue to be fully eligible for and be fully covered by both the Director & Officer indemnification program and practice and the separate Director & Officer liability insurance coverages provided by the Company to officers and directors with respect to any claims brought against them in their capacity as an officer and/or director of the Company or an affiliate, all on a basis no less favorable to Executive than that which applies to any other senior officer or director. In other words, the Executive shall continue to be covered by the Directors’ and Officers’ liability insurance policies of VBI for the Executive’s actions while in the employ of VBI.  In addition, Executive shall continue to be covered by any other indemnity coverage expressly provided pursuant his Employment Agreement. Signing this Agreement will have no effect whatsoever on any rights Executive has or may have in the future to (i) indemnity and advancement of costs pursuant to the Company’s bylaws, certificate of incorporation, applicable law or any applicable insurance policy, (ii) reimbursement of business expenses incurred by Executive and eligible for reimbursement pursuant to Company policies governing same, (iii) collect vested benefits under any pension plan or 401k Plan, or to roll over those monies into an Individual Retirement Account, and (iv) any other claim which cannot be released by private agreement.  Any such pension and/or 401k benefits shall be payable (or not payable) or rolled over in exactly the same manner, on exactly the same terms, and under exactly the same conditions as though this Agreement had never been entered into.  Neither the Company nor the Executive has any right to recover reasonable attorneys’ fees (including with regard to the Executive pursuant to the Bylaws of VBI) in connection with an arbitration proceeding or an arbitration award to a prevailing party in a dispute arising pursuant solely to this Agreement.  This will not impair the Executive’s rights pursuant to the Bylaws of VBI, or pursuant to the law for indemnification from the Company if there are third party claims against the Executive and/or the Company arising out of actions of the Executive as an officer or director of the Company.    The Company acknowledges that Executive is not currently a guarantor of any obligations of the Company or any affiliate, and that the Company will indemnify Executive with respect to any claims to the contrary.

d.

Assignment: Executive shall make no assignment of any Released Actions, and Executive represents that no such assignment has been made.

e.

Waiver of Unknown Claims: Executive expressly waives and relinquishes any rights and benefits pursuant to California Civil Code Section 1542 with respect to the Released Actions herein, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 that reads:

Section 1542.  [Certain claims not affected by general release.]  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

f.

Released Actions: Executive represents that Executive has not filed any complaints or charges or lawsuits against VBI or any Released Party with any governmental agency or any court, and has not assigned any cause of action to any third party and that Executive will not file any lawsuits against VBI or any Released Party with respect to any Released Actions for claims arising prior to the date of this Agreement at any time hereafter; provided, however, this shall not limit Executive from commencing any action or arbitration proceeding for the  purpose of enforcing Executive’s rights under this Agreement.  Executive shall indemnify Released Parties against any loss or liability caused by any action or proceeding which is brought by or on behalf of Executive with respect to any Released Action.

g.

Non-solicitation:  For a period of one (1) year after the Termination Date, Executive will not either individually or through or on behalf of any other person or entity solicit an employee of the Company to render services to any person, firm or corporation that is not a Released Party; provided that general advertisements not specifically directed at employees of the Company shall not constitute solicitation for purposes of this clause.  Nothing in this paragraph 3(h) shall preclude Executive from soliciting or hiring former employees of the Company provided that any such employee’s employment with the Company did not terminate by reason of solicitation by the Executive that would otherwise be prohibited hereunder.

h.

Return Of Company Property.   Upon the Termination Date, Executive shall return to the Company, unless expressly excluded herein, all of its property, equipment, credit cards, and non-public documents, records, customer lists, files and any other Company materials, including computerized or electronic information, that may be in Executive’s possession as of the Termination Date (the “Company Property”).  The Company Property shall be delivered to VBI at its offices in Encino, California.  Executive shall not retain any Company Property other than the laptop computer and broadband wireless card used by Executive during Executive’s employment at the Company, provided that any and all Company Property (excluding operating software) shall first have been removed from such laptop computer and delivered to the Company within 30 days.  It is agreed that Executive shall be given reasonable access to Company facilities to remove his personal items and property from his office, within two (2) weeks following the execution of this Agreement.

i.

Cooperation.  Executive agrees, for a period of three (3) years, upon reasonable notice and subject to his other business and personal commitments at the time, to cooperate in any litigation arising out of Executive’s work while employed by the Company by making himself available in Los Angeles for interviews, testimony preparation, discovery, truthful trial testimony, and any other matter reasonably necessary to protect Company's interest in any such litigation.  Executive agrees not to seek any additional compensation, other than reimbursement for (i) any direct expenses (e.g. airfare, hotel, ground transportation) and (ii) any legal fees and expenses reasonably incurred by Executive, in connection with such cooperation; provided, however, should more than sixteen (16) hours of cooperation be required of Executive with respect to any particular matter, or more than twenty-four hours total during said three-year period, the Company will also compensate Executive at the rate of $750.00 per day, paid in advance for each additional day or part of a day for which Company requires the additional cooperation of Executive.   Notwithstanding the above, nothing herein shall require Executive to waive any legal rights he may have.

4.

PROMISES OF THE EXECUTIVE AND THE COMPANY:

a.

No Admission of Wrongdoing:  Executive and VBI agree that this Agreement is not to be construed as an admission, by either, of any wrongdoing, by either.

b.

Non-Disparagement:  Neither Executive nor the Company (or its officers or directors) shall make disparaging, critical or detrimental comments to any third-party concerning one another; provided that nothing in this paragraph 4(b) is intended nor shall be construed to prohibit the fulfillment any duty of disclosure or candor under applicable laws or regulations or from the provision of truthful and accurate testimony in connection with any legal or regulatory process.  The Company agrees that it shall, upon request for information concerning Executive by a third party, provide Executive’s dates of employment, the titles and positions Executive held and Executive’s final salary rate.

c.

Full and Independent Knowledge:  Executive and VBI represent and agree that each has thoroughly discussed all aspects of this Agreement with their respective attorneys, that each has carefully read and fully understands all of the provisions of this Agreement, that each has been given a reasonable period of time to consider this Agreement, and that each is voluntarily entering into this Agreement.

d.

Supplemental Documentation: Executive and VBI agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that are legally  necessary  to give full force to the basic terms of this Agreement and which are not inconsistent with its terms.

e.

Arbitration:  In the event of any controversy or dispute concerning Executive’s past, present or future employment with the Company or any future disputes concerning this Agreement or any alleged breach thereof, or any future dispute of any kind whatsoever between Executive and VBI (including any of its parent, subsidiary or related corporations, persons or entities and all of their former or current executives, employees or agents) relating to Executive’s period of employment with VBI at any time in the future, Executive and VBI agree that all such matters shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service ("JAMS").  Either party shall be entitled to commence the arbitration proceeding directly with JAMS, and, after appropriate notice to the other party, JAMS shall proceed to hear the matter even if any party so notified of the proceeding should refuse to participate; JAMS shall render its award in accordance with the evidence even in the absence of such party.  The arbitration charges will be shared equally by the parties up to an amount equal to the cost of a first appearance for a plaintiff filing a matter in state court; thereafter, any reasonable arbitration charge in excess of that cost shall be advanced by the Company.  The parties shall have the right to engage in the limited discovery required by law as determined by the neutral arbitrator.  The neutral arbitrator shall be authorized to award the full range of relief available in a civil action.  The arbitrator will also be required to issue a written decision setting forth essential findings and conclusions.  EXECUTIVE CONSENTS THAT ANY AND ALL DISPUTES SHALL BE SUBMITTED TO ARBITRATION AND HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVES ALL RIGHTS TO A JUDICIAL DETERMINATION OF THESE MATTERS, INCLUDING THE RIGHT TO A TRIAL BY JURY.    Nothing herein shall prevent either party from requesting injunctive relief in furtherance of arbitration from any court of competent jurisdiction, including relief necessary to enjoin violations of this Agreement or  Section 3(g)  and 4(b)  of this Agreement or Section 5 of the Employment Agreement.

5.

CONSTRUCTION OF THIS AGREEMENT:

a.

Choice of Law:  This Agreement is to be construed pursuant to the substantive laws of the State of California, except for the preceding paragraph 4.e. Arbitration, which shall be governed by the Federal Arbitration Act.

b.

Invalid Agreement Provisions:  Should any provision of this Agreement become or be held to be legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall be construed as if the Agreement had never included the unenforceable provision.

c.

No Other Agreements:  This Agreement represents the full agreement between Executive and the Company, and this Agreement supersedes any other agreements, oral or written, express or implied, by the Company or any of its officers or employees; provided, however, (i) the obligations imposed upon Executive under Sections 5 and 6 of Executive’s Employment Agreement concerning Non-Disclosure of Confidential Information and Intellectual Property, and (ii) the July 2006 and March 2007 Options, as amended, and the July 2007 PSA, shall each remain in full force and effect.  In signing this Agreement, neither Executive nor the Company is relying upon any promise, representation of fact or law, or other inducement that is not expressed in this Agreement.  Both Executive and the Company represent and warrant that each is entering into this Agreement knowingly, voluntarily, and willingly, without any threat, duress or coercion.  This Agreement may be modified only by written agreement of Executive and the Company and may not be modified by any oral or implied agreement.

d.

Practices Inconsistent with this Agreement:  No provision of this Agreement shall be modified or construed by any practice that is inconsistent with such provision, and failure by either Executive or the Company to comply with any provision, or to require any of the others to comply with any provision, shall not, except as explicitly set forth herein, affect the rights of anyone to thereafter comply or require the others to comply.

e.

Construction of Agreement:  This Agreement is deemed to have been drafted jointly by Executive and the Company.  Any uncertainty or ambiguity shall not be construed for or against Executive or the Company based on attribution of drafting to either.

f.

Contents of Agreement:  This Agreement consists of seven pages.

g.

Notices:  All notices required pursuant to this Agreement shall be made by facsimile or email transmission, with a copy sent by overnight courier, as follows:

i)  If to Vertical Branding, Inc., to:

Nancy Duitch, CEO

Vertical Branding, Inc.

16000 Ventura Boulevard, Suite 301

Encino, CA  91426

Facsimile No. (818) 926-4885

Email address:  nancy@verticalbranding.com

ii)  If to Alan Gerson, to:

Mr. Alan Gerson

4256 Valley Meadow Road

Encino, CA  91362

Facsimile No.818 474 7318

Email address:  agerson1130@gmail.com

                  -and-

William J. Dealy, Esq.

Dealy & Silberstein, LLP

225 Broadway, Suite 1405

New York, New York  10007-3001

Facsimile No. (212) 385-2117

Email address:  WJD@dealysilberstein.com

Notice will be effective on the date when notice is faxed or emailed and is sent by overnight courier.

6.

EFFECTIVE DATE OF THIS AGREEMENT:

This Agreement shall be effective on the date signed by Executive  and the Company, and if those signatures are on different dates, the effective date of this Agreement shall be the latter of those dates.

Dated:	By:	Alan H. Gerson
Alan H. Gerson

Vertical Branding, Inc.

Dated:	By:
Title: